                                                                    EXHIBIT 4.8

                              SEVERANCE AGREEMENT


         This Severance Agreement is entered into as of July 29, 1997, by and between Roadhouse Grill, Inc. (the "Company") and John David Toole, III ("Toole").

         WHEREAS, Toole was employed by the Company pursuant to that certain Employment Agreement dated October 1, 1994, as amended and superceded by that certain Amended Employment Agreement dated October 24, 1996 (the "Employment Agreement"), and pursuant to the Employment Agreement, served as President of the Company; and

         WHEREAS, Toole and the Company have mutually agreed to Toole's resignation from employment by the Company and to set forth their agreement with respect to such termination and certain other matters.

         NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, the parties agree as follows:

          1. Termination of Employment. Effective as of July 29, 1997 (the "Severance Date"), the employment of Toole by the Company will terminate and Toole shall not have any further rights, whether to employment, compensation, benefits, prior notification or otherwise, except as provided in this Agreement.

          2.  Severance Compensation.

              (a) Severance Pay. From and after the Severance Date, the Company will pay to Toole an aggregate severance pay equal to $169,230.76 payable over forty-four (44) weeks in equal bi-weekly installments, commencing with the first installment on August 4, 1997, net of applicable withholding taxes ("Severance Pay").

              (b) Bonus. For the current fiscal year ending December 28, 1997, Toole shall be entitled to a Bonus ("Bonus") in the amount of Fifty Thousand Dollars ($50,000), payable within ninety (90) days after the end of such fiscal year, if Net Income (as defined in Section 4.B.(4) of the Employment Agreement) for such fiscal year exceeds the Net Income for the immediately preceding fiscal year. No other bonus shall be payable pursuant to this Agreement, the Employment Agreement, or otherwise. Such Bonus payment shall be net of applicable withholding taxes.

              (c) Manner of Payment. All payments of Severance Pay and Bonus shall be mailed to Toole by regular mail at the address set forth herein or at such other address as Toole may specify in writing. If Toole does not receive any payment mailed by the Company within three (3) business days of the date it is due, he may report it to the Company as "lost" in which event the Company shall promptly issue and deliver to Toole a replacement check so that he receives it the next day after he reports it lost.

              (d) Default. Failure of the Company to pay any payment of any amount due Toole hereunder within ten (10) days of the date such payment is due shall be a material breach of this Agreement and a "Default." In the event of a Default, Toole may accelerate payment of Severance Pay and, if earned, Bonus by giving written notice thereof to the Company, and the Company shall, within ten (10) days of the date such notice is given, pay Toole in full and in one lump sum, without discount, all unpaid Severance Pay and earned Bonus (whether it was then due or to be paid at a later date).

              (e) Late Payments. Commencing on Default, all due and unpaid amounts of Severance Pay and Bonus shall accrue interest ("Interest") from the date due until paid in full at an annual rate of ten percent (10%). Interest shall be due and payable when accrued. All payments hereunder shall be applied first to accrued and unpaid Interest, and then to Severance Pay and Bonus as applicable.

         3.   Stock Options.

              (a) Toole acknowledges that he holds currently stock options to purchase 316,667 shares of the Company's Common Stock which were granted to him pursuant to that certain Stock Option Agreement dated October 24, 1996 and that certain Stock Option Agreement dated October 1, 1994 (collectively, the "Stock Option Agreements"). A schedule of such options and the exercise prices thereof are listed on Schedule A. Without regard to the provisions of Section 3.A. of the Option Agreements, such options shall be immediately exercisable and deemed "vested."

              (b) Toole shall be permitted at any time within one (1) year from August 1, 1997 to exercise the stock options listed on Schedule A in the manner specified in Sections 3.B. and 3.C. of the Option Agreements. Any options not exercised within said one (1) year period shall thereupon expire and be of no further force or effect. The Stock Option Agreements are hereby amended to the extent necessary to effectuate the provisions of Sections 3(a) and 3(b) hereof, and shall remain in full force and effect as so amended.

              (c) The parties agree and acknowledge that while the Company will not withhold any amounts for income tax purposes upon Toole's exercise of the options, Toole will nonetheless report as income the amounts required under
Section 83 of the Internal Revenue Code of 1986, as amended, and Toole further agrees to indemnify and hold the Company harmless from and against any loss, penalties or associated costs arising as a consequence of any failure by Toole to pay federal income taxes when due.

              (d) The Company agrees to file and cause to become effective within five (5) business days of the execution hereof, a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the Stock Option Agreements and to keep such registration statement effective until all options thereunder have been exercised or have expired.

         4.   Restrictive Covenants.

              (a)   Confidential Information and Noncompetition
Agreement. The provisions of Section 8 of the Employment Agreement shall remain in full force and effect and are hereby incorporated in this Severance Agreement by reference and made a part hereof.

              (b) Non-disparagement and Future Conduct. Toole agrees that he will not make any statements about or relating to the Company, its officers, directors, shareholders, agents, independent contractors, or counsel which are disparaging or likely to cause embarrassment. Further, Toole shall cooperate with the Company in its efforts to insure an orderly transition by providing consultation to the Company until the sooner to occur of six months from the date hereof, or the hiring and orientation of a new chief executive for the Company, provided the time at which the cooperation shall be rendered shall be subject to advance notice and Toole's prior commitments. Such cooperation shall not require any expenditure of money by Toole, and shall not require more than an average of four hours of time per week.. The Company agrees that neither it nor its officers or directors will make any statements about or relating to Toole or his businesses which are disparaging or likely to cause embarrassment.

         5.   General Releases.

              (a) Toole hereby releases, discharges and acquits the Company and its subsidiaries, affiliates, representatives, agents, employees, officers, directors, shareholders, counsel, assigns and successors (collectively referred to as "Releases"), of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which Toole has against the Releasees relating to or arising out of the Employment Agreement or Toole's employment by the Company, including, but not limited to, wrongful discharge, breach of contract, tort, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided, however, that nothing contained herein shall release the Company from its obligations to Toole as a stockholder or pursuant to this Agreement or the Stock Option Agreements (as amended hereby), including any right he may have to corporate indemnification.

              (b)   The Company hereby releases, discharges and acquits
Toole of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which the Company has or which the Company or any successor or assign of the Company against Toole relating to or arising out of by Employment Agreement or Toole's employment with the Company; provided, however, that nothing contained herein shall release Toole from any wilful or intentional misconduct.


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
         6. Indemnity Obligation. The indemnity obligation of the Company to Toole, as an officer and director of the Company, shall continue in accordance with, and the Company shall indemnify Toole to the full extent permitted by, the terms and conditions of Paragraph 10 of the Company's Articles of Incorporation and the Company's Bylaws with respect to actions taken on or prior to the Severance Date notwithstanding the termination of Toole's employment.

         7. Advice of Counsel. Toole represents and warrants that he has independently consulted with legal counsel and financial or other advisors of his choice with respect to this Agreement, that he has entered into this Agreement of his own free will, that he and such counsel have reviewed this Agreement. The Company represents and warrants that it has consulted with legal counsel in connection with this Agreement, and agrees that, pursuant to appropriate conflict waivers received, the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A. has represented Toole in connection with this Agreement and not the Company.

         8.   Miscellaneous.

              (a) Each party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

              (b) In the event any party hereto institutes legal proceedings in connection with, or for the enforcement of, this Agreement, the prevailing party shall be entitled to recover its costs of suit, including reasonable attorneys' fees, at both trial and appellate levels, from the non-prevailing party.

              (c) This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior communications, commitments and understandings, and this Severance Agreement may not be amended or modified except in a writing signed by both parties hereto.

              (d) This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws principles thereunder.

              (e) This Agreement may be executed in counterparts, each of which shall be considered an original but which shall constitute one and the same instrument.

              (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, beneficiaries, estate, executor, personal representative and legatees.

              (g) Any notice herein required or permitted to be given to be effective shall be given in writing and may be personally delivered (including delivery by private courier services) or



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
by telex, facsimile or telecopy, charges prepaid, to the party entitled thereto addressed as set forth below (or to such other address as may be specified by a party in accordance with this subsection), and shall be deemed to be duly given or made when delivered by hand, unless such day is not a business day in which case such delivery shall be deemed to be made or given as of the next succeeding business day or, in the case of telex, facsimile or telecopy, when sent, so long as it was received during normal business hours on a business day and otherwise such delivery shall be deemed to be made or given as of the next succeeding business day:

                  To:      Mr. J. David Toole, III
                           2415 Riverlane Terrace
                           Ft. Lauderdale, Florida 33312

                  To:      Roadhouse Grill, Inc.
                           6600 N. Andrews Ave.
                           Suite 160
                           Fort Lauderdale, Florida 33309


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     COMPANY:

                                     ROADHOUSE GRILL, INC.


                                     By: /s/ DENNIS C. JONES
                                         ---------------------------
                                         Dennis C. Jones




                                        /s/ JOHN DAVID TOOLE, III
                                        ----------------------------
                                        John David Toole, III

                                   SCHEDULE A


                                    # of          Grant           Exercise
       Optionee                   Options          Date              Price
John David Toole III              150,000         10/24/96        $5.58



John David Toole III              166,667         10/1/94         $7.50
                                  -------


          Total Shares            316,667
